UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 16, 2007

ACTUANT CORPORATION

(Exact name of Registrant as specified in its charter)

Wisconsin	1-11288	39-0168610
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13000 West Silver Spring Drive

Butler, Wisconsin 53007

Mailing address: P.O. Box 3241, Milwaukee, Wisconsin 53201

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (414) 352-4160

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement and Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 16, 2007, Actuant Corporation (the “Company” or “Actuant,”) entered into a Third Amendment to the Amended and Restated Credit Agreement, dated as of February 16, 2007 (the “Third Amendment”), among the Company, the financial institutions party thereto and JPMorgan Chase Bank, National Association (successor by merger to Bank One, NA (Illinois)), as the administrative agent for the lenders referred to therein (the “Agent”). The Third Amendment amends and modifies the Amended and Restated Credit Agreement dated as of December 27, 2004 among the Company, the Agent and the lenders party thereto.

The Third Amendment increased the existing term loan facility from $250.0 million to $400.0 million, which is in addition to the existing $250.0 million revolving credit facility, eliminates amortization of the term loan such that the entire amount of the term loan matures on December 22, 2009, and permits future incremental term loans and increases in aggregate revolving loan commitments of up to an additional aggregate principal amount of $200.0 million (on a combined basis). The Third Amendment also increases certain limits concerning the incurrence of other indebtedness.

The Company used the proceeds from the $150.0 million increase in the term loans to pay down amounts outstanding under the revolving credit facility and reduce commercial paper borrowings.

The foregoing description of the Third Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Third Amendment, which is attached as an exhibit to this Current Report on Form 8-K and incorporated by reference into this Item 1.01.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1 Amendment No. 3 to Amended and Restated Credit Agreement, dated as of February 16, 2007, by and among Actuant Corporation, the financial institutions listed on the signature pages thereto and JPMorgan Chase Bank, National Association, as the administrative agent for the lenders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTUANT CORPORATION
(Registrant)

Date: February 23, 2007	By:	/s/ Andrew G. Lampereur
Andrew G. Lampereur
Executive Vice President and
Chief Financial Officer